EXHIBIT 99.6

THE STATE EDUCATION DEPARTMENT / THE UNIVERSITY OF THE STATE OF NEW YORK / ALBANY, NY 12234

Assistant Commissioner – Office of Quality Assurance
Office of Higher Education
Room 977, Education Building Annex
Albany, New York 12234

Tel: (518) 486-3633
Fax: (518) 486-2254
E-mail: jfrey@mail.nysed.gov

December 2, 2005

Stephen H. Adolphus, President
Interboro Institute
450 West 56th Street
New York, NY 10019

Dear President Adolphus:

On March 30-31, 2005, and May 23-25, 2005, two peer review teams representing the Office of College and University Evaluation conducted site visits to Interboro Institute. The purpose of the visit was to assess the Institute's compliance with the laws, rules and regulations governing degree-granting institutions in New York State. Context for the review were the rapid expansion of Interboro's enrollment and its application to the Department for approval of an extension center in Yonkers. In addition, during July and August of 2005, the Department conducted undercover investigations to assess the integrity of the admission policies and procedures at Interboro.

On October 7, 2005, the Office issued a draft report of the findings requesting that the Institute review the report for factual accuracy and respond to the report's findings and concerns to be addressed. The draft report, together with your response and this letter, constitute the Final Report.

It should be noted that, on November 21, 2005, the Department received a report presented to the Audit Committee of the Board of Directors of EVCI Career Colleges Holding Corp. regarding the Department's undercover investigation referenced above. We note that this report affirms some of the findings of misconduct of the Department's investigation and is not able to refute any of the findings in the Department's report. The Department is gravely concerned about the severity of the findings of its undercover investigation:

- Prospective students' answer sheets altered to produce a passing grade at both the Yonkers and Flushing campuses;
- A prospective student encouraged to falsify income to be eligible for financial aid at the Yonkers campus; and
- A total disregard for administering the ability-to-benefit examination with integrity at its Flushing campus.

Upon careful review of the peer review report and the response from Interboro, the Department believes that the institution is significantly out of compliance with Part 52 of the Regulations of the Commissioner of Education for operating credit-bearing programs in New York State, specifically in the areas of admissions, faculty, libraries, curriculum, faculty governance and policies as fully described in the attached "State Education Department Analysis of Interboro's Response to the Draft Report." While the institution does present a plan to commit to improving its programs and services to students, it has submitted plans in the past which have not resulted in significant improvement in the performance of its students. Interboro also spends a significant amount of time describing why its students cannot achieve, calling into question whether the institution believes that it can be successful in its mission. The students that Interboro serves are educationally at risk and need additional support in order to be successful.

The Department believes that the continued registration of programs with admission requirements that do not adequately take into consideration the ability of the student to succeed will not serve these students in any meaningful way. Therefore, the continued registration of all such programs may be in jeopardy unless the following occurs:

1. Within 30 days of receipt of this report, the institution submits to the Department a satisfactory plan to reduce enrollment at all locations so that resources can be better targeted to serve students with serious academic deficiencies to effectively meet the academic standards of a collegiate program. Specifically, Interboro must show an appropriate connection between its admissions requirements, attendance policies, standards of academic progress, class size, faculty load, and academic support services to demonstrate how Interboro will immediately employ its resources to help ensure student success. Therefore, any model put forth must include a substantial reduction in enrollment until such time that the Institute can demonstrate the success of its efforts. In response to the draft report, Interboro offers to limit its enrollment to the fall 2005 level until SED indicates that its admission requirements are in compliance. This is insufficient. Interboro has failed to successfully meet its mission with its present student body and needs to downsize its operation until it can prove a reasonable level of success for its students.

2. The Department accepts Interboro's response to the recommendations of the report except for those that are identified in the enclosed *State Education Department Analysis of Interboro Institute's Response to the Draft Report*. Within 30 days of receipt of this report, Interboro needs to affirm, in writing, its commitment to implement the determinations in the analysis according to the timelines set forth in that document.

In addition, Interboro's application for an extension center at Yonkers is denied. The institution must reduce enrollment at the Yonkers extension site to comply with Part 50.1(t) of the Commissioner's Regulations:

Extension site means a unit of an institution located at a place other than the institution's principal center or another degree-granting institution, at which the institution does not offer any curricula leading to a certificate or degree, and at which the institution conducts no more than 15 courses for credit and has no more than 350 course registrations for credit in any academic year.

Since Interboro selected the Board of Regents as its institutional accreditor, I also remind you of the need to submit a midpoint self-study for continued consideration of accreditation by April 1, 2006, as specified in the Regents accreditation action of June 2003. While there is overlap between the State requirements in Part 52 to register degree-granting programs in New York State and the Regents institutional accreditation standards (Regents Rule 4-1) which allow institutions to qualify for Title IV funding, they are not the same and must be met independently. In addition, while there is overlap in the areas of concern cited in this report and the recommendations in the Regents renewal of accreditation in June 2003, they are not the same and must be met independently.

I appreciate your cooperation and that of the administration, faculty, and students of Interboro Institute. If you have questions, please contact me at (518) 486-3633 or via E-mail at jfrey@mail.nysed.gov.

Sincerely,

Joseph P. Frey

Enclosure

cc: Johanna Duncan-Poitier, Deputy Commissioner
John McGrath, CEO, EVCI Career College Holding Corp.

State Education Department Analysis of Interboro Institute's Response to the Draft Report

INTRODUCTION

The State Education Department has reviewed Interboro Institute's November 3, 2005, response to the October 7, 2005, draft report on the Institute's compliance with the laws, rules, and regulations governing degree-granting institutions in New York State. This analysis addresses Interboro's responses to the concerns to be addressed set forth in the report.

At the outset, the Department must comment on Interboro's apparent surprise over the findings of the October 7, 2005 draft peer review report, suggesting that verbal representation by Department staff indicated that the institution was in substantial compliance. Interboro further states that the inappropriate growth of the extension site in Yonkers to an extension center was somehow condoned by the Department despite the fact that no approval to operate was ever received. The following are the facts:

- Interboro indicates that it filed its application for an extension center at Yonkers on September 24, 2004. On December 6, 2004, the Assistant Commissioner notified the President of Interboro, in writing, that data submitted by Interboro to the Department for the 2003-2004 year demonstrated that the Yonkers site was operating as a center long before an application to operate was received. That letter further notified the institution that a comprehensive visit would take place to determine if Interboro had the capacity to expand and, if not, that Yonkers would have to return to an extension site.

- After examining the preliminary peer review report of Interboro, in a June 15, 2005 letter to the President, the Assistant Commissioner stated:

> I must advise the institution that, given the current deficiencies, the State Education Department will not approve Yonkers as an extension center. In the judgment of the Department, the Institute is overextended in its ability to effectively serve the students it enrolls. However, the Department will be open to entering into conversations with the Institute with respect to agreeing upon an appropriate number of students that the Institute can serve given the educational needs of the students and the state of the facilities and services currently available.

Given the above, it is the Department's determination that Interboro Institute was well aware of the concerns of the Department with its expansion at Yonkers and overall academic deficiencies of the institution.

In addition, in its response, Interboro identifies the three-year associate degree graduation rate for Black and Hispanic students. Citing SED statistics for the 2001 cohort of students, it identifies the three-year associate degree graduation rate for Black

students at 15.4 percent and Hispanic students at 15.7 percent. This is an accurate statement. Yet, Interboro goes on further to state "The graduation rate for Interboro actually meets or exceeds statistical predictions for the students we serve." However, using the same cohort of students for 2001, Interboro's three-year associate degree graduation rate for Black students was 9.9 percent and for Hispanic students it was 7.6 percent.

Since 2000, Interboro's current administration has developed strategies and led efforts to implement its mission. It has enhanced its libraries and learning centers, added staff, increased the number of full-time and better-credentialed faculty, and improved physical facilities. The Department has supported these efforts, has had meetings with the Institute's representatives, and conducted numerous site visits to provide technical assistance and to monitor Interboro's progress. To date, however, there is insufficient evidence that Interboro Institute's efforts enable students it admits to successfully achieve their higher education goals.

ADMISSIONS

§52.2(d) Admissions. (1) The admission of students shall be determined through an orderly process using published criteria which shall be uniformly applied. Among other considerations, the admissions process shall encourage the increased participation in collegiate programs at all levels of persons from groups historically under-represented in such programs.

(2) Admissions shall take into account the capacity of the student to undertake a course of study and the capacity of the institution to provide the instructional and other support the student needs to complete the program.

§52.2(f) The institution shall assure:

(1) . . . .

(2) that whenever and wherever the institution offers courses as part of a registered curriculum it shall provide adequate academic support services.

Concerns to be addressed (from the October 7, 2005 Peer Review Report):

In a comprehensive institutional effectiveness plan, due February 1, 2006, Interboro must include and show evidence of implementing, a program to assess and determine more effectively an applicant's ability to undertake successfully and persist in a course of study, given the available academic and other support services. This program must include consideration of the following actions, and others that have been demonstrated to contribute to substantially "better than expected" rates of student persistence and academic success.

(1) Raising of minimum performance standards in admissions and placement tests.

(2) Enhancement of professional assessment, beyond passing the ability-to-benefit test minimums, of each applicant's likelihood of persistence in study, including assessments of the applicant's support systems and resources, motivation, clarity in long-term goals, and other attributes of persistence and success included in the Institute's College Skills course and in professional literature on attributes of persisting and successful disadvantaged students.

(3) Training and professionalizing of the admissions staff to implement a more discriminating admissions process with respect to likely persistence and attainment, consistent with demonstrated effective practices.

(4) Use of student persistence and academic attainment following admissions as an admissions staff performance measure.

(5) Replacement of the CPAt, which was designed for student seeking short-term programs of study in occupational specializations and which does not rise to a college level of reading, with a Federally approved ability-to-benefit test that is appropriate to assess college-level skills.

(6) Consistent application of more rigorous applicant self-assessment of factors related to college persistence and academic attainment in the admissions process.

(7) Elimination of late enrollment of any applicants determined to need remedial or other special institutional support.

(8) Curtailment of the late enrollment window for all students to one week.

(9) Establishment of an advising/tutoring and support staff consistent in functions and staffing ratios with those of well-established and successful educational opportunity programs.

(10) Implementation of pre-enrollment college preparation and skills development programs equivalent to those of effective educational opportunity programs.

(11) Establishment of regular class attendance as a condition for continued enrollment and financial aid, apart from performance on assignments and tests.

(12) Implementation of more than one level of remedial/developmental work.

Staff Analysis of Interboro's Response. The Department finds that, based on its review of the report and the Institute's response, Interboro is not in full compliance with the registration standards related to admissions.

Interboro reported to the Higher Education Data System (HEDS) that, in 2004, 11.9 percent of the students it admitted three years earlier had earned associate degrees. In its response, Interboro has compared its performance to other institutions. In comparison, a slightly larger proprietary college in New York City that serves the same disadvantaged population reported that, in 2004, more than 40 percent of the associate degree students it admitted three years earlier had earned associate degrees. The fact that Interboro serves primarily minorities from lower socioeconomic backgrounds does not entitle the institution to special consideration as Interboro has requested, because it is not serving these populations well, as the data demonstrate. The data indicate that Interboro does not have the capacity to provide the instructional and other support its

students need to complete their programs; fewer than one out of eight matriculated full-time students at Interboro earns an associate degree within three years.

While "significant enrollment growth" and improving retention and graduation rates are not mutually exclusive, as Interboro states, an institution that evidences serious problems with retention, graduation rates, and overall academic practices should concentrate on corrective action and improvement for its current students and locations. Growth in enrollments and/or locations would only spread the poor practices identified in the Draft Report.

With respect to Interboro's policies applying to admissions associate employees, the Department does not accept Interboro's explanation that the number of admissions designated for associate employees are expectations, not quotas. The use of the word "discipline" in Interboro's policy makes the policy intimidating; the entire statement has the effect of suggesting possible job loss if admissions numbers are not met. The fact that only one negative action has been taken based on these numbers does not change the fact that this policy is in print and has been acted on. Furthermore, it explains some of the extreme actions State Education Department operatives found admission associates taking to secure enrollments.

Following our investigation, Interboro has proposed TestQuest, Inc. as an independent agency to administer its ability-to-benefit test. The contract provided with the Institute's response indicates the agency will administer the CPAt assessment. Interboro's reported 11.9 percent graduation rate at the end of three years means that only one in eight students who are admitted to Interboro's associate degree programs has graduated at the end of three years. In Interboro's response identifies other colleges in New York State that use the CPAt examination. Most of these colleges have been more successful than Interboro in graduating students. However, it is evident that Interboro has not been successful using the CPAt as an admission requirement. In its response, Interboro cites a study concerning the validity of the CPAt to establish ability-to-benefit from college. The study indicates that the CPAt had a rate between 65 and 80 percent in predicting student success. Unfortunately, this is not the case with Interboro students. Because of this lack of success in assuring that students admitted to its associate degree programs will likely graduate, the Department directs Interboro to select an admissions test which will serve as a more appropriate measure for assisting Interboro to better determine if an applicant for admission is ready for college-level work. In addition, TestQuest, Inc. is not an appropriate independent testing agency for Interboro because it does not yet have approval as a test administrator and because its past experience appears to be only in elementary/secondary education. Interboro needs an agency with solid higher education experience. The Department will promptly make a determination about the appropriateness of the independent agency when Interboro has provided the Department with the assessment that it has selected.

<u>Responses (1) and (5)</u>. Interboro's responses (1) and (5), that it "believes the CPAt is the appropriate ability to benefit test for its population," and that it will "raise the pass points by 2 for Reading" on that test, are not acceptable. The Department directs

Interboro to adjust its admission standards to better align the preparation of its students with the college work they will undertake. As noted above, the Department has determined that Interboro should use an admissions test other than the CPAt. There are other federally approved ability-to-benefit tests that are more appropriate for readiness for college level work. The Department directs Interboro to choose one of them and to report to the Department within 30 days the test it has chosen to use and the pass points it has selected to measure the ability of a student to undertake a course of study.

Responses (2) and (3). Responses (2) and (3), that Interboro will seek to enhance the professional ability of its admissions staff to assess "each applicant's likelihood of persistence in study," are acceptable in part. In the draft report, the Department directed Interboro to revise its admission procedures, providing detailed information and training to all admission representatives and to those individuals who are responsible to administering admissions or placement examinations. These procedures must indicate the educational rationale for selecting a pass point on its selected ATB examination. This information must be provided at the same time that Interboro provides the Department with its proposed ATB test. Furthermore, the Department directs Interboro to provide the Department with minutes of the Admissions Committee's meetings since June 1, 2005, and for each meeting through March 1, 2006. Additionally, the Department requests that the Institute identify for the Department the consultants selected to assist Interboro in revising its admission standards. The Department notes that, unlike other New York proprietary colleges, Interboro does not appear to be a member of the New Jersey-New York chapter of the American Association of Collegiate Registrars and Admissions Officers (AACRAO).

Responses (9) and (10). Interboro's responses (9) and (10) are acceptable in part. They will improve academic services somewhat; however, the Department believes that they do not go far enough to provide academic support services adequate to give the students it admits the support they need to complete their programs. On average, the additional cost to an independent college of Higher Education Opportunity Program support services is approximately $4,500 per student, per year. The Department notes that Interboro's net revenue increased by 64 percent between 2003 and 2004 and by a further 21 percent from the first quarter of 2004 to the first quarter of 2005. It believes that Interboro needs to invest a larger proportion of its resources in supporting the student population it seeks to serve. The Department directs Interboro to provide better academic support and remediation before and during a student's period of matriculation and to submit for approval its revised plan to do so within 30 days.

Response (11). Interboro's response (11) is not acceptable. The Department does not accept Interboro's claim that its present policies and procedures are adequate to assure regular attendance by the students it admits. Students who are not present have limited opportunity to learn. The report stated, "In one section of developmental English Writing, with 24 enrollees, reported attendance ranging from a high of 18 (75 percent) on one day to a low of two (8.3 percent) on each of two days. On average, only 9 students (37.5 percent) were present on any given day." The peer review teams found

low attendance rates in many course sections and felt that "the most basic factor in poor performance and slippage in standards may be low attendance. . ." The Department directs Interboro to develop attendance standards and submit them for approval within 30 days.

Response (12). Interboro's response (12) is not acceptable. It stated that the English Department will pilot a model for remedial English classes that utilizes more instructional time in some sections. This neither responds to the report's direction that Interboro consider a second level of remedial coursework nor addresses needs for remedial coursework in mathematics and writing. Consequently, the Department directs Interboro to include these elements in its institutional effectiveness plan.

Suggestion. The *Statewide Plan for Higher Education* includes initiatives that the Regents recommend to institutions to help them improve graduation rates (pages 42-46). The Department urges Interboro to review them and to adopt as part of its comprehensive institutional improvement plan all those that are appropriate to its mission and the population it seeks to serve.

FACULTY

52.2(b) Faculty. (1) All members of the faculty shall have demonstrated by training, earned degrees, scholarship, experience, and by classroom performance or other evidence of teaching potential, their competence to offer the courses and discharge the other academic responsibilities which are assigned to them.

(2) To foster and maintain continuity and stability in academic programs and policies, there shall be in the institution a sufficient number of faculty members who serve full-time at the institution

(3) For each curriculum the institution shall designate a body of faculty who, with the academic officers of the institution, shall be responsible for setting curricular objectives, for determining the means by which achievement of objectives is measured, for evaluating the achievement of curricular objectives and for providing academic advice to students. The faculty shall be sufficient in number to assure breadth and depth of instruction and the proper discharge of all other faculty responsibilities. The ratio of faculty to students in each course shall be sufficient to assure effective instruction.

(4) At least one faculty member teaching in each curriculum culminating in a bachelor's degree shall hold an earned doctorate in an appropriate field, unless the commissioner determines that the curriculum is in a field of study in which other standards are appropriate.

(5) All faculty members who teach within a curriculum leading to a graduate degree shall possess earned doctorates or other terminal degrees in the field in which they are teaching or shall have demonstrated, in other widely recognized ways, their special competence in the field in which they direct graduate students.

(6) The teaching and research of each faculty member, in accordance with faculty member's responsibilities, shall be evaluated periodically by the institution. The teaching of each inexperienced faculty member shall receive special supervision during the initial period of appointment.

(7) Each member of the faculty shall be allowed adequate time, in accordance with the faculty member's responsibilities, to broaden professional knowledge, prepare course materials, advise students, direct independent study and research, supervise teaching, participate in institutional governance and carry out other academic responsibilities, appropriate to his or her position, in addition to performing assigned teaching and administrative duties.

Concerns to be addressed from the Peer Review Report:

Interboro must include, and show evidence of implementing, in its comprehensive institutional effectiveness plan, due February 1, 2006, a plan for the following:

- *Improvement of quality assurance in instruction by satisfactorily documenting faculty expertise and periodic assessment of teaching effectiveness, as required in CR 52.2(b)(6). It must accomplish this prior to any Department approvals of an additional location as an extension center or branch campus.*
- *Assurance that Interboro adheres to its own guidelines for field-specific advanced training and expertise in teaching assignments.*
- *Assurance that teaching loads are "conducive to strong student attainment, and consistent with the range of responsibilities of faculty.*

Staff Analysis of Interboro's Response. The response is incomplete for the reasons noted below, and, therefore, is not in full compliance. The steps Interboro proposes in its response appear to be appropriate. Interboro is required to provide evidence of implementation of those steps and their effect on assurance of faculty expertise and assessment of teaching effectiveness by February 1, 2006.

With regard to competence and credentials, as the report indicates, for the most part, Interboro's faculty consists of persons with appropriate education and experience. The team found a number of exceptions, which the report also notes. The Department does not expect Interboro to fire faculty members who may be teaching out of field unless the Institute finds their teaching to be unsatisfactory. The Department does expect the overwhelming majority of the Institute's faculty to teach subjects for which they are prepared by virtue of graduate education, scholarship, and experience, and that the Institute has in place mechanisms that minimize occasions of faculty members teaching out of field.

Of particular interest was Interboro's assertion that one faculty member is competent by training, earned degrees, scholarship, experience, and by classroom performance or other evidence of teaching potential to teach in fields as dissimilar as biology, sociology, and psychology. Please forward this faculty member's curriculum vitae.

With regard to periodic assessment of teaching effectiveness, clarification is needed:

1. Will the steps proposed in the response be incorporated in the Institute's institutional effectiveness plan, as the report requires?

2. Will the Assistant Vice Presidents for Academic Affairs merely review the presence of peer and student evaluations of faculty in files and take action to assure that the files are not incomplete, or will they review the substance of those evaluations and take appropriate actions on the basis of their findings?

With respect to full time faculty, both the report and Interboro's response identify departments in which there may not be sufficient full-time faculty to carry out the responsibilities identified for faculty in the registration standards. From the response, these appear to include:

- Business Administration
- Mathematics
- Office Technology
- Security Management
- Social & Natural Sciences

What is Interboro planning to do for each of these areas?

Please respond to these issues within 30 days.

Concerns to be addressed from the Peer Review Report:

Interboro must include, and show evidence of implementing, in its comprehensive institutional effectiveness plan, due February 1, 2006, a plan and timetable to strengthen the following requirements stated in Commissioner's Regulations under faculty: sufficient full-time faculty to foster and maintain continuity and stability in academic programs and services; provision of time, opportunity and expectation of educational engagement and interventions with students, including advising and mentoring, conduct of quality assurance and other academic governance responsibilities, and engagement in professional development in their fields and as teachers. Measures should include, but not be restricted to:

- *Assurance that a core of full-time faculty exists for each registered program.*
- *An increased number and percent of full-time faculty.*
- *At least annual and preferably multi-year contracts for full-time faculty.*

- *Adjustment of teaching schedules and contacts to provide time and opportunity for the full-time faculty to carry out the full range of their responsibilities, including closer adherence to a maximum 18 credit/term teaching load for full-time faculty, (and less for chairs and lead faculty), and provision of appropriate compensation for the conduct of other assigned faculty responsibilities.*

Staff Analysis of Interboro's Response. The response is incomplete and, therefore, the institution is not in full compliance. The steps it proposes will increase the number of full-time faculty, overall, and for each program and will increase the proportion of faculty, overall, that are full time at the institution. Will those steps be incorporated into Interboro's institutional effectiveness plan, as the report requires? The Department requires Interboro to include in its plan evidence of implementation of these steps and evidence of their effect on the ability of full-time faculty to carry out the responsibilities identified for faculty in the registration standards.

The response does not address whether the institutional effectiveness plan will provide for at least annual and preferably multi-year contracts for full-time faculty. The Department directs Interboro to include such contracts in the plan.

With regard to faculty teaching loads, Interboro defends its normal teaching load of 18 credits per term by stating that it is solely a teaching institution, where faculty are not expected to engage in research or publication. However, a faculty member teaching at the college level must spend some time researching new developments in the field in order to keep his or her teaching current, in addition to teaching, governance, curriculum development, program assessment and student advisement. These are comparable issues that would be examined under the Regents accreditation standards.

The proposed limits on overload assignments from three courses to two, and limiting course preparations to three, are improvements that should give faculty members some more time to work with students to assure strong student achievement and to attend to the governance of the Institute. The Department remains concerned, however, that a teaching load of 18 semester hours per term is excessive, and compares unfavorably with the 15-credit limit common at two-year colleges in New York State. The 18-credit load, combined with the permitted overload, still mean it is "normal" at Interboro for faculty to teach up to 24 credits, or eight courses per term with three preparations, while working with an academically-disadvantaged population. Therefore, the Department directs Interboro to actively seek ways to limit the teaching load to 15 credits in order to enable full-time faculty members to prepare course materials and set curricular objectives, evaluate and advise students, participate in institutional governance, and carryout other assigned duties. Interboro must include in its February 1, 2006 institutional effectiveness plan a proposal for accomplishing this further reduction in the teaching load, with the steps involved and a timeline for implementation.

RESOURCES

§52.2(a) Resources. The institution shall:

(1) possess the financial resources necessary to accomplish its mission and the purposes of each registered curriculum;

(2) provide classrooms, faculty offices, auditoria, laboratories, libraries, audiovisual and computer facilities, clinical facilities, studios, practice rooms, and other instructional resources sufficient in number, design, condition, and accessibility to support the curricular objectives dependent on their use;

(3) provide equipment sufficient in quantity and quality to support instruction, research, and student performance; and

(4) provide libraries that possess and maintain collections sufficient in depth and breadth to support the mission of the institution and each registered curriculum. Libraries shall be administered by professionally trained staff supported by sufficient personnel. Library services and resources shall be available for student and faculty use with sufficient regularity and at appropriate hours to support the mission of the institution and the curricula it offers.

Concerns to be addressed from the Peer Review Report:

Book Collection. Although the libraries have a collection development policy, the librarians need to re-evaluate whether current library resources provide a collection that meets the needs of the curricula and other information needs of students, and make appropriate investments.

Prior to the start of the fall 2006 term, the library at each campus must have on shelf a focused high quality print collection, including journals. The collection must support general education, skills development, and each curriculum offered in whole or part at that campus. The Institute should make collection development a priority, with a goal of at least five volumes per student and at least 5000 volumes related to Interboro's curricula at each campus and an expectation of continuous improvement.

Staff Analysis of Interboro's Response. Interboro states a commitment to upgrading its book collections and that it will study best practices in institutions with comparable student populations and curricula. However, it does not commit to addressing the report's requirement that "The Institute should make collection development a priority, with a goal of at least five volumes per student and at least 5,000 volumes related to Interboro's curricula at each campus and an expectation of continuous improvement." As such, the response is not acceptable. The Department directs Interboro to include a plan, with timelines, for meeting the goal for book acquisition in the library development plan that the response states will be included in the institutional effectiveness plan. The progress report which should be submitted within 30 days should describe in specific

detail for each campus, the books that have been acquired, the books that have been ordered, and the budgetary commitments that have been made to augment the book collection

Financial Resources.

The report notes that Interboro's net revenue increased by 84 percent between 2003 and 2004 and by a further 21 percent from the first quarter of 2004 to the first quarter of 2005.

Concerns to be addressed from the Peer Review Report:

The Department will not approve any additional locations, including Yonkers, as extension centers or branch campuses or review applications for additional programs until Interboro details plans, satisfactory to the Commissioner, and shows evidence of implementing them for investments in staffing and other resources and concomitant changes in practices related to strengthened student persistence and high quality attainment, in the institutional effectiveness plan, due February 1, 2006.

Staff Analysis of Interboro's Response. As noted above, the Department, at Interboro's request, has reconsidered its denial of extension center status for Yonkers and reaffirms it. Should Interboro come into compliance with the Regulations of the Commissioner of Education, it may submit a new proposal for an extension center in Yonkers. Until then, Interboro may not offer more than 15 courses and enroll more than 350 course registrants per academic year in Yonkers.

CURRICULUM

College Level and Integrity of Credit

52.1(f) Each course offered for credit by an institution shall be part of a registered curriculum offered by that institution, as a general education course, a major requirement, or an elective.

52.2(c)(3) Credit toward an undergraduate degree shall be earned only for college level work. Credit toward a graduate degree shall be earned only through work designed expressly for graduate students. Enrollment of secondary school students in undergraduate courses, of undergraduates in graduate courses, and of graduate students in undergraduate courses shall be strictly controlled by the institution.

52.2(c)(5) The institution shall assure that credit is granted only to students who have achieved the stated objectives of each credit-bearing learning activity.

50.1(o) Semester hour means a credit, point, or other unit granted for the satisfactory completion of a course which requires at least 15 hours (of 50 minutes each) of

instruction and at least 30 hours of supplementary assignments, except as otherwise provided pursuant to section 52.2(c)(4) of this Subchapter.

Concerns to be addressed from the Peer Review Report:

- *Interboro's comprehensive institutional effectiveness plan, due February 1, 2006, must provide, and show evidence of implementing, additional standards, policies and processes to assure adequacy in the quality of student learning and consistency in the application of standards. Matters to be considered to this end include:*
  - *Analysis of the reasons for high failure rates in particular courses and corrective actions, consistent with meeting the expectation of college effort and college-level work.*
  - *Stronger quality assurance related to learning outcomes at the course and section level. Extension of practices conducive to this end, such as the development and use of grading rubrics, multiple readers, and post-course administrative and peer reviews of assessed student performance.*
  - *Assessments of student learning and teaching effectiveness on a continual basis; increased student and faculty engagement through such feedback devices as "one minute quizzes" in classes and other formative and summative evaluation measures.*
  - *Strengthened general skill and personal development components of the educational program in all curricula and courses.*
  - *Assessment of courses for consistency of title and content, and appropriate change. (World Literature, which in some sections seems more like Introduction to Literature, is one example.)*
  - *Assessment of, and changes to, courses cited in this report as problematic in college-level objectives, content or assignments, (including English Composition I, Computerized Accounting and Introduction to Computer Technology).*
  - *Analysis of slippage of English Composition I as consistently college-level in operation and implementation of remedies. Consideration of a second level of remedial coursework.*
  - *Improvement of student awareness of advanced study opportunities, embedding it in information literacy, career development, academic advising and other points of engagement and communication.*

Staff Analysis of Interboro's Response. The Institute did not address each of the concerns cited under this section, except in the commitment to address these matters in

its institutional effectiveness plan and, therefore, is not in compliance. The Department affirms this requirement, as stated in the draft report. The February 1, 2006 report must substantively and satisfactorily address actions and results for each of eight concerns cited under this topic, including actions on the specific courses cited. Interboro's planned actions to strengthen academic oversight and quality assurance at the course level are appropriate, but in themselves do not constitute a satisfactory response to concerns cited under this section. The Department notes as appropriate the actions of Interboro to train and mentor faculty in teaching skills appropriate for at-risk students and anticipates its report, in its February 1, 2006 submission, of specific actions to identify courses with high failure rates, to assess the reasons for the failures, and to take corrective actions consistent with maintenance of appropriate course rigor as defined in syllabi and grading rubrics, as well as actions to assure adherence, in assessments of student learning, to learning expectations set forth in syllabi and grading rubrics.

ADMINISTRATION

Responsibility

52.2(e)(2 Within the authority of its governing board, the institution shall provide that overall educational policy and its implementation are the responsibility of the institution's faculty and academic officers. Other appropriate segments of the institutional community may share in this responsibility in accordance with the norms developed by each institution.

Concerns to be addressed from the Peer Review Report:

There does not appear to be a functioning Faculty Senate or comparable body to discuss committee recommendations, consider issues transcending individual committees, or endorse committee recommendations as coming from the faculty. (Page 29 of Interboro's Response, under Faculty.)

Staff Analysis of Interboro's Response. The response is not acceptable. Simply renaming the weekly meetings of the academic leadership, adding a few faculty, and calling it an Academic Council is not sufficient to comply with the regulation. Interboro must establish a body, such as a faculty senate, in which faculty are the majority, and key academic leaders, such as Department Chairs and the Academic Vice President are members. Only in this way can the Institute ensure that faculty have the opportunity to dispense their responsibility in setting and implementing educational policy.

Interboro must implement these changes within 30 days. In its comprehensive institutional effectiveness plan due February 1, 2006, Interboro must present evidence that it has established such a body, including a list of its members and Chair, and a copy of its rules of operation.

The requirements of the regulations may constrain Interboro and its faculty union in negotiating some aspects of a contract. Contractual provisions that contravene regulatory requirements are null and void and are unenforceable.

52.2(a)(7) Each member of the faculty shall be allowed adequate time, in accordance with the faculty member's responsibilities, to broaden professional knowledge, prepare course materials, advise students, direct independent study and research, supervise teaching, participate in institutional governance and carry out other academic responsibilities, appropriate to his or her position, in addition to performing assigned teaching and administrative duties.

Concerns to be addressed from the Peer Review Report:

Additional oversight and control is needed; faculty leaders and senior faculty may be over-extended in their responsibilities, such as faculty evaluations or pre-review of examinations.

Staff Analysis of Interboro's Response. The response addresses the concern, in part. Interboro has proposed the creation of a new position, Director of Academic Administration, as well as a new position of Assistant Director at Washington Heights, and the reclassification of certain other administrative titles. The institution also proposes to increase the amount of release time for faculty who take on administrative tasks.

The Department directs Interboro to submit, as part of its comprehensive institutional effectiveness plan due on February 1, 2006, a status report on the establishment and filling of these positions, along with position descriptions demonstrating that the academic administrative duties cited are being assumed by these individuals. It must also present evidence that its new release time policy has been established and implemented.

<u>Policies</u>

52.2(e)(3) The institution shall establish, publish and enforce explicit policies with respect to:

(i) academic freedom;

(ii) the rights and privileges of full-time and part-time faculty and other staff members, working conditions, opportunity for professional development, workload, appointment and reappointment, affirmative action, evaluation of teaching and research, termination of appointment, redress of grievances and faculty responsibility to the institution; and

(iii) requirements for admission of students to the institution and to specific curricula, requirements for residence, graduation, awarding of credit, degrees or other credentials,

grading, standards of progress, payment of fees of any nature, refunds, withdrawals, standards of conduct, disciplinary measures and redress of grievances.

52.2(e)(4) Academic policies applicable to each course, including learning objectives and methods of assessing student achievement, shall be made explicit by the instructor at the beginning of each term.

Concerns to be addressed from the Peer Review Report:

In its comprehensive institutional assessment plan, due February 1, 2006, Interboro must provide published policies on all matters cited in 52.2(e)(3)(ii) that are in accordance with the requirements of 52.2(b).

Staff Analysis of Interboro's Response. The response is appropriate, in part. However, §52.2(e)(3)(ii) requires an institution to establish, publish and enforce explicit policies with respect to "the rights and privileges of full-time and part-time faculty and other staff members, working conditions, opportunity for professional development, workload, appointment and reappointment, affirmative action, evaluation of teaching and research, termination of appointment, redress of grievances and faculty responsibility to the institution." The Department directs the Institute to adopt such policies and to assure that they conform to the relevant standards in §52.2(b). Provisions in a negotiated agreement with a collective bargaining agent that contradict or contravene regulatory requirements are null and void and unenforceable.